CONTACT: Windswept Environmental Group, Inc.
         Michael O'Reilly, Investor Relations
         (631) 434-1300

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          WINDSWEPT ENVIRONMENTAL GROUP, INC. ANNOUNCES ANNUAL RESULTS


Bay Shore, N.Y., August 17, 2004 -- Windswept Environmental Group, Inc. (OTC BB:WEGI) today announced operating results for the fiscal year ended June 29, 2004. Revenues increased $1,335,563 or 7.5% to $19,166,752 for the fiscal year ended June 29, 2004 from $17,831,189 for the fiscal year ended July 1, 2003. Net loss attributable to common shareholders increased $3,066,331 to a loss of $(3,613,335) or $(.05) per basic common share for fiscal 2004 from a loss of $(547,004) or $(.01) per basic common share for fiscal 2003. The increased loss in fiscal 2004 was primarily attributable to unreimbursed costs incurred on an oil tank storage project which resulted in significantly lower gross margins and an increase in interest expense related to an accounts receivable purchasing agreement entered into in February 2004 between the Company and its majority shareholder. The purpose of that agreement was to create a vehicle to fund the Company's working capital needs. In addition, the Company recorded a non-cash benefit related to the treatment of a put agreement on shares of stock and stock options held by an officer of the Company of $348,625 in fiscal 2004 as compared to a non-cash benefit related to the treatment of such put agreement of $593,246 in fiscal 2003. The Company recorded an income tax benefit of $634,945 in fiscal 2004 as compared to an income tax benefit of $1,073,786 in fiscal 2003.

As announced by the Company in a prior press release, the majority shareholder of the Company, Spotless Group Limited, has written off in its accounts the carrying value of the goodwill which arose on its acquisition of shares in the Company in connection with the Company's results and rules of the Australian Stock Exchange.

Windswept Environmental Group, Inc., through its wholly owned subsidiary, Trade-Winds Environmental Restoration, Inc., provides a full array of emergency response, remediation and disaster restoration services to a broad range of clients. The Company's web address is www.tradewindsenvironmental.com.

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
                         CONDENSED FINANCIAL INFORMATION

                                                       Fiscal Year Ended             Fiscal Year Ended
                                                         June 29, 2004                  July 1, 2003
                                                         -------------                  ------------

Revenue                                                  $19,166,752                     $17,831,189

Gross margin                                               1,724,693                       3,516,670

Selling, general and administrative
   expenses                                                5,348,525                       5,603,557

Loss before officer options, interest expense
and income tax benefit                                    (3,623,832)                     (2,086,887)

Non-cash benefit related to officer
   stock options                                            (348,625)                       (593,246)

Loss from operations                                      (3,275,207)                     (1,493,641)

Income tax benefit                                          (634,945)                     (1,073,786)

Net loss                                                  (3,535,335)                       (469,004)

Dividends                                                     78,000                          78,000

Net loss attributable to common
  shareholders                                           $(3,613,335)                      $(547,004)

EBITA                                                    $(3,594,445)                    $(2,063,847)

Loss per common share:
   Basic                                                       $(.05)                          $(.01)
   Diluted                                                     $(.05)                          $(.01)

Total assets                                             $11,331,165                     $11,054,263
Total liabilities                                        $10,819,142                      $8,228,884


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

                       WINDSWEPT ENVIRONMENTAL GROUP, INC.
                  RECONCILIATION OF NON-GAAP EBITA CALCULATION

                                                       Fiscal Year Ended             Fiscal Year Ended
                                                         June 29, 2004                  July 1, 2003
                                                         -------------                  ------------

Net loss                                                  $(3,535,335)                    $(469,004)

Add back:  -Interest                                          924,460                        72,189
             -Taxes                                          (634,945)                   (1,073,786)
             -Benefit related to
              variable accounting treatment for
              officer options                                (348,625)                     (593,246)

EBITA                                                     $(3,594,445)                  $(2,063,847)

USE OF NON-GAAP FINANCIAL INFORMATION

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of Windswept Environmental Group, Inc.'s foreign parent's use of a non-GAAP financial measure, EBITA, to supplement its disclosure of our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measure and a reconciliation of the two measures. We believe the nearest comparable GAAP measure to EBITA is Net Income (Loss) and we have presented a reconciliation of the two measures for the periods presented above. The non-GAAP measure we utilize (EBITA) provides an enhancement to an overall understanding of our past financial performance and our prospects for the future as well as useful information to investors because of (i) the historical use by Windswept's parent company of EBITA as both a performance measurement and a measurement of liquidity; (ii) the value of EBITA as a measure of the company's ability to cover its operating expenses; and (iii) the use of EBITA by many companies as a measurement of both performance and liquidity.

Windswept's utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for income (loss) from operations, net income
(loss), cash flow and other measures of financial performance prepared in accordance with GAAP. EBITA is not a GAAP measurement and Windswept's use of it may not be comparable to similarly titled measures employed by other companies.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS ABOUT THE COMPANY THAT ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS. ACTUAL RESULTS MAY DIFFER MATERIALLY AS A RESULT OF ANY ONE OR MORE OF THE RISKS IDENTIFIED IN THE COMPANY'S FILINGS UNDER THE SECURITIES AND EXCHANGE ACT OF 1934. THESE RISKS INCLUDE SUCH FACTORS AS THE ABILITY OF THE COMPANY TO OBTAIN NEW PROJECTS, THE COMPANY'S ABILITY TO INCREASE ITS GROSS MARGINS AND LIMIT OR REDUCE ITS EXPENSES, THE FREQUENCY AND MAGNITUDE OF ENVIRONMENTAL DISASTERS OR DISRUPTIONS, THE EFFECTS OF NEW LAWS OR REGULATIONS RELATING TO ENVIRONMENTAL REMEDIATION, THE COMPANY'S ABILITY TO RAISE OR ACCESS CAPITAL, THE COMPETITIVE ENVIRONMENT WITHIN THE COMPANY'S INDUSTRY, DEPENDENCE ON KEY PERSONNEL AND ECONOMIC CONDITIONS.